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April 25, 1997

Northern Life Insurance Company
1110 Third Avenue
Seattle, WA  98101

Madam/Sir:

In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable annuity contracts (the "Contracts") and interest in Separate Account One (the "Separate Account"), I have examined documents relating to the establishment of the Separate Account by the Board of Directors of Northern Life Insurance Company (the "Company") as a separate account for assets applicable to variable annuity contracts, pursuant to RCW 48.18A.010 et seq., as amended , and the Registration Statement, on Form N-4, as amended by Post-Effective Amendment No. 3 thereto, File Number 33-90474 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Washington.

     2. The contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

     3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the Prospectus constituting a part of the Registration Statement and to the references to me wherever appearing therein.

Very truly yours,

/s/ Kristen Lindberg

Kristen Lindberg
Associate Counsel